Exhibit 5.3

March 21, 2011

NBTY, Inc.

Rexall, Inc.

Rexall Sundown, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York 11779

Re:                               Exchange by NBTY, Inc. of $650,000,000 9% Senior Notes Due 2018

Ladies and Gentlemen:

We have acted as counsel to Rexall, Inc., a Florida corporation, and Rexall Sundown, Inc., a Florida corporation (each a “Florida Guarantor” and together the “Florida Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed on the date hereof by NBTY, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $650,000,000 aggregate principal amount of 9% Senior Notes due 2018 (the “Registered Notes”).  The Registered Notes are being issued pursuant to an indenture dated as of October 1, 2010 (the “Indenture”), by and among the Company, the Florida Guarantors and the other guarantors identified in the Indenture not organized under the laws of State of Florida (the “Non-Florida Guarantors” and together with the Florida Guarantors, the “Guarantors”) and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).  The Registered Notes are to be offered by the Company in exchange for a like aggregate principal amount of its outstanding 9% Senior Notes due 2018.  The Registered Notes are to be unconditionally guaranteed on a senior unsecured basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the “Guarantees”).  The Registered Notes and the Guarantees will be issued in exchange for the Company’s outstanding 9% Senior Notes due 2018, and the related guarantees, on the terms set forth in the prospectus (the “Prospectus”) contained in the Registration Statement and the letter of transmittal to be filed as an exhibit thereto.

In rendering the opinions set forth below, we have examined and relied on originals or copies of the following documents:

(a)                                  the Registration Statement;

(b)                                 the Indenture;

(c)                                  the Guarantees to which the Florida Guarantors are to be a party;

(d)                                 the Articles of Incorporation of each Florida Guarantor;

(e)                                  the By-Laws of each Florida Guarantor as amended through the date hereof;

(f)                                    a good standing certificate for each Florida Guarantor, dated March 2, 2011, issued by the Secretary of State of the Department of State of the State of Florida; and

(e)                                  the written consent of the Board of Directors of each Florida Guarantor approving the transactions contemplated in connection with the issuance and sales of the Registered Notes;

We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents, and (d) that each transaction complies with all requirements of good faith, fairness and conscionability required by law.

We have also assumed (i) the valid existence and good standing of the Company, each Non-Florida Guarantor and the Trustee, (ii) that the Company, each Non-Florida Guarantor and the Trustee have the requisite limited liability company or corporate power and authority to enter into and perform their obligations under the Indenture and that the Indenture is the valid and legally binding obligation of the Company, each Non-Florida Guarantor and the Trustee, and (iii) the due authorization, execution and delivery by each Non-Florida Guarantor of its respective Guarantee.  In addition, we have assumed that the Registered Notes and each Guarantee will be executed and delivered by an authorized officer of the Company or respective Guarantor, as the case may be, substantially in the form examined by us.  We have also assumed that each Guarantee will be executed and delivered by an authorized officer of each respective Florida Guarantor substantially in the form examined by us.

Based on such examination and subject to the foregoing exceptions, qualifications, and limitations, we are of the opinion that:

1.                                       Each Florida Guarantor is a validly existing corporation and its status is active in the State of Florida.

2.                                       The execution, delivery and performance by the Florida Guarantors of their Guarantee of the Registered Notes have been duly authorized by all necessary corporate action on the part of each Florida Guarantor.

3.                                       The execution and delivery of the Guarantees by the Florida Guarantors do not, and the performance by the Florida Guarantors of their obligations thereunder will not result in a violation or breach of (A) any of the provisions of the Articles of Incorporation or By-Laws of such Florida Guarantor or (B) any State of Florida statute, law, rule, or regulation known to us to be applicable to the Florida Guarantors.

Our opinions are subject to the limitations of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other laws or judicial decisions affecting the right and remedies of creditors generally and to general principles of equity, regardless of whether considered a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, that certain provisions of such document relating to the exercise of remedial or procedural right that purport to waive any requirement of due process of law or of notice, diligence or commercially reasonable performance or other care may be subject to possible limitations, and of the discretion of a court or other authority or body to invalidate or decline to enforce any right, remedy, or provisions of such document if any thereof are determined by such court or other authority or body to be violative of public policy or a penalty.

Notwithstanding our opinions expressed herein, we express no opinion with respect to any of the following provisions in the Guarantees or the Indenture, except as specifically referred to in our opinions:

(i)                                     Provisions mandating contribution towards judgments or settlements among various parties;

(ii)                                  Waivers of (A) legal or equitable defenses, (B) rights to damages, (C) rights to counter claim or set off, (D) statutes of limitations, (E) rights to notice, and (F) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent that they cannot be waived under applicable law;

(iii)                               Provisions providing for forfeitures, the recovery of amounts deemed to constitute penalties or for liquidated damages;

(iv)                              Provisions that provide a time limitation after which a remedy may not be enforced;

(v)                                 Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings;

(vi)                              Any federal, state or local law relating to taxation, zoning, land use, the environment, usury, antitrust, securities trade regulation, banking, labor or employee rights and benefits laws, including, ERISA;

(vii)                           Any federal, state or local law relating to corrupt practices or designed to combat terrorism or money laundering, including, without limitation, the Foreign Corrupt Practices Act of 1977, the USA PATRIOT Act of 2001, as amended, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., and The Trading with the Enemy Act, 50 U.S.C. app. I et seq.;

(viii)                        Choice-of-law provisions;

(ix)                                Provisions on the enforceability of any self-help, limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

(x)                                   Provisions regarding arbitration;

(xi)                                Provisions imposing limitations or restrictions on the transfer or alienation of or encumbrance on property or contract rights;

(xii)                             Provisions providing that determinations by a party or a party’s designee are conclusive;

(xiii)                          Provisions relating to indemnity, contribution, or set-off;

(xiv)                         Provisions that would permit declaration of a default on the part of a party based on representations or warranties of such party that the party declaring the default knew were false or incorrect based on information supplied to the party declaring the default prior to closing;

(xv)                            Provisions purporting to allow remedies to be exercised concurrently;

(xvi)                         The effect of rules of equity governing specific performance, injunctive relief or other equitable remedies, or involving time is of the essence clauses or the exercise of judicial discretion in any proceedings at law or in equity; and

(xvii)                      Provisions which by their terms are effective “to the extent permitted by applicable law” or similar phrases.

Our opinions are also subject to the effect of rules of law that:

(a)                                  limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

(b)                                 provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(c)                                  limit the availability of a remedy under certain circumstances where another remedy has been elected;

(d)                                 provide a time limitation after which a remedy may not be enforced;

(e)                                  limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

(f)                                    relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

(g)                                 limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, violation of law or public policy or litigation against another party determined adversely to such party;

(h)                                 may, if less than all of a contract is unenforceable, limit the enforceability of the remainder of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(i)                                     govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

(j)                                     permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract; and

(k)                                  in the absence of a waiver or consent, discharge a guarantor to the extent that (i) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or (ii) guaranteed debt is materially modified.

The opinions expressed herein are limited to the laws of the State of Florida (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Florida) that, in our experience, are normally applicable to transactions of the type contemplated by the Guarantees and the Indenture and to the parties thereto.  Therefore, we express no opinion concerning matters governed by the laws of any other jurisdiction.

Our advice on each legal issue addressed herein represents our opinion concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances peculiar to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Guarantees and any obligation arising thereunder in accordance with the terms of the Indenture.

This letter speaks as of the date hereof.  We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

HOLLAND & KNIGHT LLP